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EXHIBIT 99.1         PRESS RELEASE




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NEWS RELEASE


FOR IMMEDIATE RELEASE

Date:       April 20, 1999
Contact:    Patrick J. Owens, Jr.
            Treasurer
Phone:      (570) 459-3722 office
Fax:        (570) 450-6110

NORTHEAST PENNSYLVANIA FINANCIAL CORP. ANNOUNCES CASH DIVIDEND AND DIVIDEND REINVESTMENT PLAN

Hazleton, Pa........ E. Lee Beard, President and Chief Executive Officer of
Northeast Pennsylvania Financial Corp. (the "Company") (Amex; NEP), the holding company for First Federal Bank today announced a cash dividend for the three months ended March 31, 1999 of $.05 per share to shareholders of record as of the close of business on May 13, 1999. Payment of the cash dividend will be made on or about May 28, 1999.

Mrs. Beard also announced the Company has established a dividend reinvestment plan, which will be available to all shareholders owning at least 50 shares of the Company's common stock. Information regarding the dividend reinvestment plan will be mailed to all shareholders shortly and shareholders who register before May 5, 1999 will be eligible to participate in the plan for the second quarter dividend payout. In addition to the dividend reinvestment plan, the Company will allow additional cash investments on a quarterly basis of between $100 and $1,000. The shares for the dividend reinvestment plan and for the additional share purchases will be acquired in the open market.

Northeast Pennsylvania Financial Corp. is the holding company of Abstractors, Inc., a wholly-


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owned title insurance agency, and First Federal Bank, which serves the greater
Hazleton area, Mountaintop, Bloomsburg, Lehighton, and all of Schuylkill County, through ten office locations.

Statements contained in this news release, which are not historical facts, are forward looking statements, as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.